EXHIBIT 21

                              LIST OF SUBSIDIARIES

             NAME                                    STATE OF INCORPORATION
             ----                                    ----------------------


  Omni Resources Corporation                             Massachusetts

  4CD's Corporation                                      Massachusetts

  Omni Acquisition Corporation                           Massachusetts